Execution Version

EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 27th day of October, 2014 between CDI Corporation, a Pennsylvania corporation (the “Company”), and David Arkless (“Employee”). The date on which Employee’s employment with the Company commences, which Employee agrees is required to occur no later than October 27, 2014, is referred to herein as the “Start Date.” The Start Date shall be the date on which Employee’s employment with the Company starts for statutory purposes. No employment with a previous employer counts as continuous employment with the Company. The parties hereto agree to act in good faith with each other in performing their respective obligations under this Agreement.

WHEREAS, the Company desires to employ Employee, and Employee is willing to be employed by the Company, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

Section 1.Employment. Effective as of the Start Date, the Company hereby employs Employee, and Employee hereby accepts such employment and agrees to serve as the Company’s Executive Vice President and President, International, and to render services to the Company and its subsidiaries, divisions and affiliates, during the Employment Period as are consistent with such positions and as may be assigned from time to time by the Chief Executive Officer (the “CEO”) of CDI Corp. a Pennsylvania corporation (“CDI”). Employee’s duties and responsibilities shall include, without limitation, providing guidance and input on matters impacting the business of the Company and its affiliates, building and growing the Company’s Human Capital Management Business (the “HCM Business”), and providing staffing and labor industry expertise across the Company and its affiliates. During the Employment Period, the Employee shall report to the CEO. Notwithstanding anything contained herein to the contrary, Employee’s employment with the Company shall be subject to the satisfactory (as determined by the Company) completion of a background check, which shall be completed within one month after the Start Date. In the event that the Employee’s background check is not satisfactory to the Company (with such determination to be made within one month after the Start Date), then this Agreement shall immediately terminate and neither party hereto shall have any obligations or liabilities hereunder.
Section 2.    Indemnification; Policies. During the Employment Period, the Employee shall be afforded the full protection of the indemnification and coverage as an insured under directors and officers liability insurance generally available to officers under the Company’s by-laws (as in effect from time to time) which protection shall survive any expiration or other termination of this Agreement and any termination of Employee’s employment in accordance with the terms of the applicable documents, and shall be subject to the policies applicable to the Company’s senior executives, as may be in effect from time to time (including, without limitation, any share ownership and incentive compensation clawback policies). Employee agrees to promptly disclose (in writing, if so requested) to the Company, together with all necessary particulars, any matter of which he becomes aware which adversely affects the Company and/or its subsidiaries or affiliates, or may tend to prejudice or injure the interests of the Company and/or its subsidiaries or affiliates.
Section 3.    Term. The term of Employee’s employment under this Agreement (the “Employment Period”) shall commence as of the Start Date, and, unless sooner terminated pursuant to Section 7 of this Agreement, shall continue until the close of business on the date immediately preceding the fifth anniversary of the Start Date.

Section 4.    Extent of Services.
(a)    General. During the Employment Period, Employee shall devote the Employee’s entire productive time, ability and attention and give his best efforts, skills and abilities exclusively to the management and operations of the Company and its business and the business of its subsidiaries, divisions and affiliates. In addition to the Company’s normal business hours of 9am to 6pm Monday through Friday, the Employee shall work at such additional hours reasonably necessary for the proper performance of his duties. Employee shall at all times during the Employment Period be subject to duties of good faith, trust, confidence and fidelity to the Company. Employee shall be permitted to work in London, England, but shall be required to work up to six days per month at the Company’s Philadelphia, Pennsylvania offices, as directed by the CEO. Employee also agrees to perform his services hereunder at such other places as are reasonably required for the effective performance of his duties and responsibilities. During the Employment Period, Employee shall, if elected or appointed, serve as a director and/or as an officer of any subsidiary, division or affiliate of the Company and shall hold, without any compensation other than that provided for in this Agreement, the offices in the Company and in any such subsidiary, division or affiliate to which Employee may, at any time or from time to time, be elected or appointed. While employed by the Company, Employee agrees that he shall not, under any circumstances whatsoever, either directly or indirectly receive or accept for his own benefit any commission, rebate, discount, gratuity or profit from any person, company or firm having business transactions with the Company or any of its subsidiaries or affiliates unless agreed to in advance in writing by the Company.
(b)    Outside Activities. During the Employment Period, the Employee may not, directly or indirectly, render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the CEO’s prior written consent. Notwithstanding the foregoing, the Employee may continue to serve on the boards of the non-profits set forth on Exhibit A, provided that such service does not result in a conflict of interest or interfere in any respect with the Employee’s duties and obligations to the Company (in each case, as determined by the CEO). Furthermore, Employee covenants and agrees that on and after the Start Date through the date that is twelve months after the date Employee’s employment with the Company terminates for any reason, Employee shall cause ArkLight Consulting Ltd. to not provide any services or conduct any business activities except as explicitly directed by the Company. On or before the Start Date, Employee shall resign from all positions that he holds from the following: UNHCR (Geneva); IOM (Geneva); gBCAT (Washington); Demand Side Abolition (Boston); and The Hague Process (the Hague).

Section 5.    Compensation and Benefits.
(a)    Base Salary. During the Employment Period, Employee shall receive as compensation for his services a base salary at the rate of Four Hundred Thousand Dollars ($400,000) per annum payable in equal installments at such intervals as the Company pays its officers generally (the “Base Salary”). The Base Salary shall be reviewed periodically by the Compensation Committee of the Board of Directors of CDI (the “Compensation Committee”). All amounts in this Agreement are expressed in U.S. Dollars.
(b)    Equity Compensation. During the Employment Period, Employee shall be eligible to receive equity incentive awards pursuant to CDI’s equity compensation plans, as may be in effect from time to time. In addition, Employee shall be granted the following equity incentive awards (subject to the conditions described below):
(i)    Time-Vested Deferred Stock. On the Start Date, Employee will be granted a number of shares of Time-Vested Deferred Stock having a closing price on the grant date equal to $750,000, pursuant to the terms of CDI’s Amended and Restated 2004 Omnibus Stock Plan (the “Plan”) and a Time-Vested Deferred Stock Agreement in the form attached hereto as Exhibit B (the “TVDS Award”).
(ii)    Performance Units. Promptly after the Start Date, Employee will be granted an award of Performance Units pursuant to the terms of the Plan and a Performance Unit Agreement substantially in the form attached hereto as Exhibit C (the “PSU Award”). Notwithstanding the foregoing or anything contained herein to the contrary, if the shareholders of CDI do not approve an increase in the maximum number of shares of common stock, par value $.10 per share, of CDI (“Common Stock”) available under the Plan at its 2015 Annual Meeting such that the number of shares of Common Stock available under the Plan after such increase is sufficient to cover all shares underlying the PSU Award, then the PSU Award shall be immediately forfeited and the Employee shall cease to have any rights thereto or under this Section 5(b)(ii) or Section 7(b)(iii)(6). CDI will submit to its shareholders, at its 2015 Annual Meeting, a proposal to amend the Plan to increase the number of shares of Common Stock available thereunder by a number in excess of the number that would be sufficient to cover all shares of Common Stock under the PSU Award; provided, however, that the Company makes no representations regarding whether such approval will be obtained.
(c)    Annual Incentive Compensation. The Employee shall be eligible to receive a discretionary cash bonus for the portion of the 2014 calendar year during which the Employee is employed by the Company, as determined by the Compensation Committee. During the Employment Period, beginning with the 2015 calendar year, the Employee shall be eligible to earn an annual performance-based cash bonus of up to 70% of Base Salary pursuant to a bonus plan and performance criteria established by the Compensation Committee. Payment of any annual bonus under this Section 5(c) shall be contingent on (i) the Employee remaining employed by the Company on the bonus payment date and (ii) the Employee not being under notice of termination (whether given by the Employee or the Company) on the bonus payment date (except as otherwise provided below in Section 7(b)(iii)).
(d)    HCM Profit Sharing. In the event that CDI’s shareholders approve a new cash incentive compensation plan at CDI’s 2015 Annual Meeting, the Employee shall be eligible to earn a special bonus under the terms of such plan with respect to the 2015, 2016, 2017 and 2018 calendar years as set forth below. With respect to each such calendar year, Employee shall be eligible to earn a bonus equal to (x) the “Operating Profit” of the HCM Business for such calendar year, less (y) the product of (i) the Threshold Percentage for such calendar year and (ii) the consulting business revenues for the HCM Business for such calendar year; provided, however, that the aggregate amount of bonuses paid under this Section 5(d) on account of 2015 through 2018 shall not exceed $6,000,000 (any excess amount shall be forfeited and not paid). Such profit sharing bonus shall be paid for any calendar year after the audit of CDI’s financial statements is completed for such calendar year, and in all events in the year following the year to which such bonus relates. Payment of any bonus under this Section 5(d) shall be contingent on (i) the Employee remaining employed by the Company on the bonus payment date and (ii) the Employee not being under notice of termination (whether given by the Employee or the Company) on the bonus payment date (except as otherwise provided below in Section 7(b)(iii)). “Operating Profit” shall be determined by the Company in its sole discretion in accordance with

CDI’s accounting principles; provided, however, that (i) the Operating Profit for the HCM Business shall include a charge of $200,000 to the HCM Business for corporate services directed by Employee and (ii) the Operating Profit for the HCM Business shall include a cost of capital (at appropriate risk premium determined by the Company in its sole discretion) allocation associated with purchase price for any acquisition or other use of capital in the HCM Business as determined in the sole discretion of the Company. “Threshold Percentage” for any calendar year means the greater of (x) 4% and (y) CDI’s and its subsidiaries’ consolidated operating profit percentage of total revenue for such calendar year (as reported in CDI’s Annual Report on Form 10-K (to the extent filed by CDI)). CDI will submit to its shareholders, at its 2015 Annual Meeting, a cash incentive compensation plan that would allow for the payment of the bonuses described in this Section 5(d); provided, however, that the Company makes no representations regarding whether such approval will be obtained. If such approval is not obtained, then neither the Company nor any of its affiliates will have any obligations under this Section 5(d) or Section 7(b)(iii)(4). Nothing in this Section 5(d) shall be construed to in any way limit or restrict the operation of any of CDI’s or its subsidiaries’ or affiliates’ business, including the HCM Business, in the manner determined to be appropriate by CDI’s Board of Directors and the CEO in their sole discretion, regardless of the impact that such operation may have on Employee’s ability to earn (or the amount of) the bonus under this Section 5(d).
(e)    Employee Benefits. During the Employment Period, Employee shall, subject to the satisfaction of any applicable eligibility requirements, be offered the opportunity to participate in certain of CDI’s and/or its subsidiaries’ employee benefit plans consistent with those plans as are offered to senior executives of CDI and/or its subsidiaries who work in the United Kingdom, and shall be offered participation in such employee benefit plans as may be required by law. Employee will also be eligible to participate in CDI’s Executive Stock Purchase Opportunity Program (as may be amended from time to time) during the Employment Period, pursuant to which CDI will grant the Employee a designated number of unvested shares of Common Stock for each share of Common Stock purchased by the Employee. During the Employment Period, the Employee will be entitled to 20 working holidays per year (in addition to English Public Holidays) (the number of paid holidays shall be pro-rated in Employee’s first and last years of employment based on the number of days employed in such calendar years). Employee shall be entitled to paid time off for sick days in accordance with the Company’s sick day policy, as in effect from time to time. The Company intends to comply with the employer pension duties with respect to Employee in accordance with Part 1 of the Pensions Act 2008.
(f)    Tax Withholding. All payments to Employee or his estate made pursuant to this Agreement shall be subject to such withholding as may be required by any applicable laws. On or before the Start Date, Employee shall provide the Company with a completed and accurate Form W-B BEN.
Section 6.    Expense Reimbursements. During the Employment Period, the Company shall reimburse Employee for all reasonable and itemized out-of-pocket business expenses incurred by Employee in the ordinary course of the Company’s business in accordance with the Company’s expense reimbursement policies (as in effect from time to time), provided such expenses are (i) eligible for reimbursement under the Company’s expense reimbursement policies (as in effect from time to time) and (ii) properly reported to the Company in accordance with its accounting procedures.

Section 7.    Termination.
(a)    General. The Employment Period and Employee’s employment with the Company may be terminated by either the Company or Employee as provided in this Section 7(a). Upon any termination of employment, Employee shall resign, and shall be deemed to have resigned, from all positions, offices and directorships he then holds with the Company and its subsidiaries, divisions and affiliates. In addition, the Employee will resign from any position, office or directorship held in the Company and/or any of its subsidiaries or affiliates with respect to which he shall have been appointed by any such company, if so requested by the Company at any time during his employment. If the Employee fails to comply with such requirement, the Employee irrevocably agrees that the Company may appoint any director or officer of the Company or its subsidiaries or affiliates to act as the Employee’s attorney to execute any document or do anything in his name necessary to effect his resignation. Following any termination of Employee’s employment hereunder, all obligations of the Company under this Agreement shall terminate except as otherwise provided in Section 7(b) below.
(i)    Death and Disability. The Employment Period and Employee’s employment with the Company shall terminate immediately upon Employee’s death. In addition, the Company may terminate the Employment Period and Employee’s employment with the Company immediately (or, if applicable, at the end of any period of notice that is required by law) due to his “Total Disability,” which shall have the same meaning as in the Company’s Long Term Disability Benefits Program, or such other comparable program as may then be in effect that provides long term disability coverage to the Company’s management employees.
(ii)    Termination by the Company With Cause. The Company may immediately terminate the Employment Period and Employee’s employment with “Cause.” Cause shall mean (i) the Employee’s conviction of, or entry of a plea of either guilty or no contest to a charge of, commission of any crime (other than a driving offense for which he is not sentenced to any term of imprisonment); (ii) the Employee’s willful failure or refusal to perform his duties; (iii) the Employee’s willful misconduct or gross negligence in connection with the performance of the Employee’s duties or (iv) the Employee’s material breach of any of the terms or conditions of this Agreement or any Company policy; provided that the Company provides written notice to the Employee of its intention to terminate the Employee’s employment for Cause under clause (ii) or (iv) and the Employee fails to cure such grounds for Cause within ten days after the notice was given to the Employee.  For purposes hereof, no act or omission to act will be “willful” if conducted in good faith or with a reasonable belief that such act or omission was in the best interests of the Company.
(iii)    Termination by Employee for Any Reason; Termination by Employer Without Cause. Employee may terminate his employment with the Company for any reason, and the Company may terminate the Employee’s employment with the Company without Cause, in either case, at any time upon not less than 180 days’ advance written notice to the other (such period, the “Notice Period”).
Notwithstanding any other provision of this Agreement, at any time after notice has been given by either party to terminate the Employee’s employment under this Section 7(a)(iii), the Company may, without giving any reason for so doing:
(1)    suspend or exclude the Employee from all or any premises of the Company, its subsidiaries and/or its affiliates;

(2)    provide the Employee with no, limited, or alternative duties (including such duties as the Company may specify whether by way of handover or otherwise);
(3)    require the Employee not to contact specific or all employees, officers, agents, investors, clients, candidates, counter-parties, analysts, brokers, professional advisers, suppliers to or other business contacts of the Company, its subsidiaries and/or its affiliates in connection with the business of the Company, its subsidiaries and/or its affiliates;
(4)    require the Employee to provide the Company with details of the identity and contact details of all professional contacts made by him (including via professional networking electronic media such as Linked-In and whether made during or prior to his employment) and not to make any further invitations to nor accept any further invitations received from such prospective contacts on any professional networking electronic media;
(5)    require the Employee immediately to return all property relating to the Company, its subsidiaries and/or its affiliates or their respective businesses; and/or
(6)    require the Employee immediately to resign from any directorships which he holds in the Company, its subsidiaries and/or its affiliates. If the appropriate resignation shall not be signed and delivered to the Company within seven days of such request the Employee irrevocably appoints such member of the Company as it may determine as his attorney to sign such notice of resignation on his behalf and in his name for such purpose.
During any period where the Company exercises any of its powers under this Section 7(a)(iii), the Employee’s salary will remain payable and other benefits to which the Employee is entitled under Section 5(e) above will continue to be provided in the normal way, subject to any delay as may be required under Section 11 and subject to the terms of the applicable plans; provided, however, that immediately following the date any such notice is delivered (regardless of whether its delivered by the Employee or the Company), and notwithstanding anything contained in any bonus plan, equity plan, equity award or other agreement or arrangement, Employee shall cease accruing a right to earn or receive any bonus and shall cease vesting and earning any equity awards. During the Notice Period, the Employee will also remain subject to all express and implied obligations under this Agreement (including without limitation in relation to Section 4(b) (Outside Activities) and confidentiality under Section 9(e)), save as varied by such requirements.
(b)    Severance.
(i)    General. In the event that Employee’s employment is terminated during the Employment Period for any reason, Employee shall be entitled to receive all accrued but unpaid Base Salary and all vested benefits earned under the Company’s employee benefit plans in accordance with the terms thereof.
(ii)    Termination With Cause and Resignation. In the event that the Company terminates Employee’s employment with Cause during the Employment Period, the Employee shall not be entitled to notice pay, payment in lieu of notice, severance pay or other similar payments or benefits. In the event that the Employee resigns from his employment with the Company during the Employment Period, he shall not be entitled to severance pay or other similar payments or benefits during the Notice Period but this shall not affect his entitlements described in Section 7(a)(iii) above.
(iii)    Termination Without Cause. In the event that the Company terminates Employee’s employment without Cause (other than due to Total Disability) during the Employment Period, Employee shall be entitled to receive, in addition to the benefits set forth in Section 7(b)(i) above and contingent upon Employee’s execution of a general waiver and release of claims substantially in the form attached hereto as Exhibit D and which satisfies applicable law (the “Release”), such that such Release is effective, with all revocation periods having expired unexercised, by no later than the 60th day after such termination:
(1)    payment of any earned but unpaid annual incentive bonus under Section 5(c) for a previous completed year (such earned bonus to be paid when bonuses are generally paid to the Company’s officers);
(2)    payment of any earned but unpaid bonus under Section 5(d) for a previous completed year (such earned bonus to be paid at the time provided in Section 5(d))
(3)    a pro-rated annual bonus under Section 5(c) for the calendar year in which the Notice Period commences, based on actual results (as determined without any exercise of negative discretion) multiplied by a fraction, the numerator of which is the number of days employed in such calendar year through the date such Notice Period commences and the denominator of which is 365 (such pro-rata annual bonus to be paid when bonuses for the year in which the Notice Period Commences are generally paid to the Company’s officers);
(4)    the bonus Employee would have been entitled to receive under Section 5(d) for the calendar year in which the Notice Period commences, based on actual results (as determined without any exercise of negative discretion), but multiplied by a fraction, the numerator of which is the number of days employed in such calendar year through the date such Notice Period commences and the denominator of which is 365 (such pro-rata bonus to be paid at the same time as if no such termination of employment had occurred);
(5)    if such termination occurs prior to the fourth anniversary of the Start Date, pro-rated vesting of the first tranche of the TVDS Award scheduled to vest after the date the Notice Period commences, equal to the product of (I) the number of shares of Common Stock underlying such tranche, multiplied by (II) a fraction, the numerator of which is the number of days in the period commencing on the grant date and ending on the date the Notice Period commences and the denominator of which is the number of days from the grant date and ending on the date on which such tranche was scheduled to vest (with the shares subject to the TVDS Award that become so vested, and the dividend equivalents attributable to such shares that become so vested, to be settled within 60 days after the date of Employee’s “separation from service” within the meaning of Section 409A of the Code (as defined as below)); and
(6)    with respect to the PSU Award, if such Notice Period commences prior to September 30, 2019, any amounts earned thereunder that are specifically required to be paid under the applicable award agreement following Employee’s termination of employment without Cause.

Notwithstanding the foregoing, if the 60 day release period overlaps two calendar years, then to the extent required under Code Section 409A, any portion of the TVDS Award under clause (5) above that would otherwise be provided to Employee during such first calendar year shall be withheld and paid on the first payroll date in such second calendar year. In addition, the Company’s obligation to provide the severance benefits set forth in this Section 7(b)(iii) shall immediately cease if Employee breaches any of his obligations under Sections 8 or 9 of this Agreement.
Section 8.    Representations, Warranties and Acknowledgements of Employee.
(a)    Employee represents and warrants that his experience and capabilities are such that the provisions of Section 9 will not prevent him from earning a livelihood, and acknowledges that it would cause the Company serious and irreparable injury and cost if Employee were to breach the obligations contained in Section 9.
(b)    Employee acknowledges that (i) during Employee’s employment with the Company, Employee will have access to Confidential Information (as defined below); (ii) such Confidential Information is proprietary, material and important to the Company and its non-disclosure is essential to the effective and successful conduct of the Company’s business; (iii) the Company’s business, its customers’ business and the businesses of other companies with which the Company may have commercial relationships could be damaged by the unauthorized use or disclosure of this Confidential Information; and (iv) it is essential to the protection of the Company’s goodwill and to the maintenance of the Company’s competitive position that the Confidential Information be kept secret, and that Employee not disclose the Confidential Information to others or use the Confidential Information to Employee’s advantage or the advantage of others.
(c)    Employee acknowledges that as the Executive Vice President and President, International, Employee will (i) be put in a position of trust and confidence and have access to and create Confidential Information, (ii) supervise certain operations and employees of the Company and (iii) be in contact with customers and prospective customers.
(d)    Employee acknowledges that the Company operates globally and that Employee will have global responsibilities during the term of his employment with the Company. Employee acknowledges that as Executive Vice President and President, International, it is essential for the Company’s protection of its legitimate business interests (including without limitation the Confidential Information and the Company’s goodwill and stable workforce) that Employee be restrained from (i) soliciting or inducing any of the Company’s officers and employees to leave the Company’s employ, (ii) hiring or attempting to hire any of the Company’s officers or employees, (iii) soliciting the Company’s customers and suppliers for a competitive purpose and (iv) competing against the Company for a reasonable period of time. Employee acknowledges and agrees that the restrictions contained in Section 9 are narrowly tailored to protect these legitimate business interests given the Employee’s role as Executive Vice President and President, International, and that should Employee breach any of these restrictions, he will inevitably use or disclose the Confidential Information and goodwill and otherwise unfairly compete with the Company.
(e)    Other than as disclosed to Employer in writing on the Start Date, Employee represents and warrants that Employee is not bound by any obligation or agreement, written or oral, which would preclude Employee from fulfilling all the obligations, duties and covenants in this Agreement, or from being employed by Company. Employee also represents and warrants that Employee will not use, in connection with his employment with the Company, any materials which may be construed to be confidential to a prior employer or other persons or entities. In the event of a breach of this Section 8 which results in damage to the Company, Employee will indemnify and hold the Company harmless with respect to such damage.
(f)    Employee acknowledges that (i) any claim Employee may have against the Company, whether under this Agreement or otherwise, will not be a defense to enforcement of the restrictions set forth in Section 9, and (ii) the circumstances of Employee’s termination of employment will have no impact on his obligations under Section 9.
References in this Section 8 to the Company shall include the Company, CDI and their respective subsidiaries, divisions and affiliates.

Section 9.    Employee’s Covenants and Agreements.
(a)    Employee agrees to maintain, or supervise others with respect thereto, customary records of transactions and services performed by Employee on behalf of the Company and to submit this information to the Company in the manner and at the times that the Company may, from time to time, direct.
(b)    Employee agrees to abide by and comply with all personnel and company practices and policies applicable to Employee, as they may be in effect from time to time.
(c)    Employee shall promptly and completely disclose to the Company and the Company or its designee will own all rights, title and interest to any Inventions (as defined below) made, recorded, written, first reduced to practice, discovered, developed, conceived, authored or obtained by Employee, alone or jointly with others, during Employee’s employment with the Company (whether or not such Inventions are made, recorded, written, first reduced to practice, discovered, developed, conceived, authored or obtained during working hours) and, to the extent that development occurred or continued during employment, for one year after termination of Employee’s employment with the Company. Employee hereby assigns all of his interest in the Inventions to the Company, with all copyrightable Inventions to be deemed “works for hire” under the federal Copyright Act. To the extent that Employee retains any interest in the Inventions, Employee agrees to take all such actions during employment with the Company or at any time thereafter as may be necessary, desirable or convenient (without further compensation to Employee), at Company expense, to assist the Company or its designee in securing patents, copyright registrations, or other proprietary rights in such Inventions and in defending and enforcing the Company’s or such designee’s rights to such Inventions, including without limitation the execution and delivery of any instruments of assignments or transfer, affidavits, and other documents, as the Company or its designee may request from time to time to confirm the Company’s or its designee’s exclusive ownership of the Inventions. Employee represents and warrants that as of the date hereof there are no works, software, inventions, discoveries or improvements (other than those included in a copyright or patent of application therefor) which were recorded, written, conceived, invented, made or discovered by Employee, or in which Employee has any interest, before entering into this Agreement and which Employee desires to be removed from the provisions of this Agreement. The Employee waives all moral rights as defined under applicable law, including, without limitation, in Chapter IV of Part I of the Copyright Designs and Patents Act 1988, in any works produced during the period of his employment with the Company in which copyright is vested in the Company, whether by virtue of this Section 9(c) or otherwise.

(d)    For purposes of this Agreement, “Inventions” means Confidential Information, concepts, developments, innovations, inventions, information, techniques, ideas, discoveries, designs, database rights, processes, procedures, improvements, enhancements, modifications (whether or not patentable), including, but not limited to, those relating to hardware, software, languages, models, algorithms and other computer system components, and writings, manuals, diagrams, drawings, data, computer programs, compilations and pictorial representations and other works (whether or not copyrightable). Inventions does not include the foregoing that both (i) are made, developed, conceived, authored or obtained by Employee during non-working hours without the use of the Company’s resources and (ii) do not relate to any of the Company’s past, present or prospective activities.
(e)    From and after the date hereof, Employee will hold all of the Confidential Information (as defined below) in the strictest confidence and will not use (on his own behalf or on behalf of any other person or entity) any Confidential Information for any purpose and will not publish, disseminate, disclose or otherwise make any Confidential Information available to any person or entity, except as may be required in connection with the performance of Employee’s duties to the Company during Employee’s employment or as may be required by law. In the event Employee is required by law to disclose Confidential Information, Employee will (i) immediately (and prior to such disclosure) notify Company and cooperate with Company in any efforts by Company to oppose such disclosure, and (ii) disclose only that portion of the Confidential Information that is legally required to be disclosed and exercise best efforts to ensure that such Confidential Information will be afforded confidential treatment. Under no circumstances will Employee acquire any ownership interest in, or right to use any, Confidential Information.
(f)    For purposes of this Agreement, “Confidential Information” means all information, data, databases, know-how, systems and procedures of a technical, sensitive, non-public or confidential nature in any form relating to the Company or its customers, including without limitation Inventions, all business and marketing plans, marketing and financial information, pricing, profit margin, cost and sales information, operations information, forms, contracts, bids, agreements, legal matters, unpublished written materials, names and addresses of customers and prospective customers, systems for recruitment, contractual arrangements, market research data, information about employees, suppliers and other companies with which the Company has a commercial relationship, plans, methods, strategies, concepts, computer programs or software in various stages of development, passwords, source code listings and object code. Confidential Information does not include any data or information that becomes publicly available other than by (i) reason of Employee’s direct or indirect breach of his obligations under this Agreement or other obligations to the Company, or (ii) a breach by any other person or entity of his/her/its obligations to the Company.
(g)    All files, records, reports, programs, manuals, notes, sketches, drawings, diagrams, prototypes, memoranda, tapes, discs, and other documentation, records and materials in any form that in any way incorporate, embody or reflect any Confidential Information or Inventions will belong exclusively to the Company and its customers and Employee will not remove from the Company’s or its customers’ premises any such items under any circumstances without the prior written consent of the party owning such item. Employee will deliver to the Company all copies of such materials, and all other property of the Company and its customers, in Employee’s actual or constructive control upon the Company’s request or upon termination of Employee’s employment with the Company and, if requested by the Company, will state in writing that all such materials and property were returned.

(h)    Employee shall, from and after the date hereof, refrain from making or publishing any disparaging or false statements, oral or written, about the Company, its customers or its vendors, or any of their respective officers, directors, employees or affiliates. The Company shall not, except as required by applicable law, rule or regulation, authorize any of its senior executives to make any disparaging or false statements, oral or written, about Employee. Nothing in this paragraph precludes any party from providing truthful information to any governmental authority or in response to any lawful subpoena or other legal process.
(i)    During his employment with the Company and for a period of 12 months thereafter (less the number of months during which the Employee is excluded from his duties pursuant to Section 7(a)(iii), if applicable), Employee agrees not to:
(i)    own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing or control of, or be connected, directly or indirectly, as a proprietor, partner, shareholder, director, officer, executive, employee, agent, creditor, consultant, independent contractor, joint venturer, investor, representative, trustee or otherwise with any entity, business or operations that engages or intends to engage in any Competing Business (as defined below) anywhere in the world, provided always that this paragraph shall not restrain the Employee from being engaged or concerned in any business concern in so far as his duties shall relate solely to (i) geographical areas where the Competing Business is not in competition with the Business; or (ii) services or activities with which the Employee was not concerned to a material extent during the Protected Period, in either case provided that no Key Executive with whom the Employee had material contact in the course of his employment is also engaged or concerned or interested in such business (whether as an employee, agent, member, partner, director or consultant);
(ii)     directly or indirectly solicit for hire, hire, interfere with or attempt to entice away from the Company (whether in whole or in part) any Key Executive;
(iii)    on behalf of or for the benefit of a Competing Business, contact, solicit, interfere with or attempt to entice away from the Company (whether in whole or in part) any customer or client or prospective customer or client of the Company with whom the Employee had material dealings or for whom or which he was responsible during the Protected Period; or
(iv)    on behalf of or for the benefit of a Competing Business deal with or provide or supply any customer or client or prospective customer or client of the Company with whom the Employee had material dealings or for whom or which he was responsible during the Protected Period.
For the avoidance of doubt, ownership of not more than 2% of the outstanding stock of any publicly traded company shall not be a violation of this Section 9(i) so long as Employee does not participate in the management of such company.
“Business” means the business of the Company or any part thereof carried on as at the date of termination of the Employee’s employment and/or during the Protected Period to which the Employee has rendered services or about which he has acquired Confidential Information or by which he has been engaged at any time during the Protected Period.
“Competing Business” means any person, business or other enterprise which competes with any business of the Company to which the Employee has rendered services or about which he has acquired Confidential Information or by which he has been engaged at any time during the Protected Period.
“Key Executive” means any member, employee, director of or consultant to the Company, employed or engaged by the Company on the date of termination of the Employee’s employment (other than in a secretarial or administrative or clerical capacity) who has substantial knowledge of confidential aspects of the business of the Company and with whom at any time during the Protected Period the Employee had material dealings.
“Protected Period” means the period of twelve months immediately preceding the earlier of the date of termination of the Employee’s employment and the commencement of any period of garden leave pursuant to Section 7(a)(iii).
(j)    Employee agrees that following termination of his employment, he will cooperate fully with the Company, at such times as are mutually convenient for Employee and the Company and not materially interfering with Employee’s other business endeavors, as to any and all claims, controversies, disputes, or complaints of which he has any knowledge or that may relate to him or his employment with the Company.  The Company will reimburse Employee for any reasonable out-of-pocket expenses incurred by Employee following his termination of employment in connection with the performance of his duties under this Section 9(j).  Such cooperation includes but is not limited to providing the Company with all information known to him related to such claims, controversies, disputes, or complaints and appearing and giving testimony in any forum.
References in this Section 9 to the Company shall include the Company, CDI and their respective subsidiaries, divisions and affiliates, each of which may enforce the restrictions set forth in this Section 9.

Section 10.    Remedies. Employee acknowledges that his promised services hereunder are of a special, unique, unusual, extraordinary and intellectual character, which give them peculiar value the loss of which cannot be reasonably or adequately compensated in an action of law, and that, in the event there is a breach hereof by Employee, the Company will suffer irreparable harm, the amount of which will be impossible to ascertain. Accordingly, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach or to enforce specific performance of the provisions or to enjoin Employee from committing any act in breach of this Agreement. The remedies granted to the Company in this Agreement are cumulative and are in addition to remedies otherwise available to the Company at law or in equity. The Employee and the Company agree and intend that Employee’s obligations under Section 9 (to the extent not perpetual) be tolled during any period that Employee is in breach of any of the obligations under Section 9, so that the Company is provided with the full benefit of the restrictive periods set forth herein. If the Company resorts to the courts for the enforcement of any of the covenants of Employee contained in Section 9 hereof, the extension described in the immediately preceding sentence shall commence on the later of (i) the date on which the original (unextended) term of such covenant is scheduled to terminate or (ii) the date of the final court order (without further right of appeal) enforcing such covenant.
Section 11.    Code Section 409A. This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted consistent therewith and without resulting in any increase in the amounts owed hereunder by the Company. Notwithstanding any other provision of this Agreement to the contrary, if Employee is a "specified employee" within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after Employee’s "separation from service" (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following Employee’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to Employee in a lump-sum payment on the earlier of (i) the first regular payroll date of the seventh month following Employee’s separation from service or (ii) the 10th business day following Employee’s death. If Employee’s termination of employment hereunder does not constitute a "separation from service" within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of Employee’s employment and which are subject to Code Section 409A shall not be paid until Employee has experienced a "separation from service", or other permitted payment event, within the meaning of Code Section 409A. In addition, to the extent required by Code Section 409A, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which Employee is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred. Each severance installment contemplated under Section 7 hereof or other payment of “deferred compensation” (under Code Section 409A) shall be treated as a separate payment in a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii). Neither the Company nor any of its affiliates shall have any liability or obligation to Employee in the event that this Agreement does not comply with, or is not exempt from, Code Section 409A.
Section 12.    Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.
Section 13.    Data Protection. The Employee agrees and acknowledges that the Company may monitor and/or record telephone calls to or from him and his use of electronic mail systems provided by the Company, its subsidiaries and/or its affiliates in the course of his employment. For the purposes of the Data Protection Act 1998, the Employee hereby gives his consent to the holding, processing and transfer of personal data and sensitive personal data both inside and, where necessary, outside the European Economic Area provided by him to the Company, its subsidiaries and/or its affiliates for all purposes relating to his employment including, but not limited to:-
(a)    administering and maintaining personal records;
(b)    paying and reviewing salary and other remuneration and benefits;
(c)    providing and administering benefits;

(d)    undertaking performance appraisals and reviews;
(e)    sickness and other absence records;
(f)    taking decisions as to his fitness for work;
(g)    providing references and information to future employees and, if necessary, governmental and quasi governmental bodies for social security and other purposes; and
(h)    providing information to future purchasers of the Company, its subsidiaries and/or affiliates or of the businesses in which he works and their respective advisers.
Section 14.    Deductions. The Employee agrees that for the purposes of the Employment Rights Act 1996 the Company may apply any sums which may be due from the Company to him (including, without limitation, accrued salary and/or holiday pay and/or any payment in lieu of notice) against any sums which may be due from him to the Company (whether in respect of any overpayment or mistaken payment of salary or in respect of a matter requiring written authorisation pursuant to the Employment Rights Act 1996 or otherwise) and the Employee further agrees that, in the event of his failure to give due notice of termination of his employment, the Company may retain any such sum without prejudice to its right to claim damages for any additional loss it may suffer as a result of his failure to give due notice of termination.
Section 15.    Disciplinary and Grievance Procedures. There are no disciplinary or grievance procedures which form part of the Employee’s contract of employment. If the Employee is dissatisfied with any disciplinary decision relating to his employment or if he wishes to seek redress of any grievance relating to his employment, he should apply in writing to the person or persons to whom he reports.
Section 16.    Collective Agreements. There are no collective agreements which directly affect the terms of the Employee’s employment.
Section 17.    Notices. All notices required or permitted hereunder shall be made in writing by hand-delivery, certified or registered first-class mail, or air courier guaranteeing overnight delivery to the other party at the following addresses:
To the Company:
CDI Corp.
3500 Bell Atlantic Tower
1717 Arch Street
Philadelphia, PA 19103
Attention: General Counsel

With a required copy to:

Dechert LLP
1095 Avenue of the Americas
New York, NY 10036-6797
Attention: Stephen W. Skonieczny, Esq.
Telephone: (212) 698-3524
Facsimile: (212) 314-0024

To Employee:

At his address in the Company’s records,

or to such other address as either of such parties may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received when delivered by hand, if personally delivered; on the third day next succeeding the date of mailing if sent by certified or registered first-class mail; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

Section 18.    Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law (and thus the terms and provisions of this Agreement shall be severable). If any of the provisions contained in this Agreement, including without limitation in Section 9, shall for any reason be held to be excessively broad as to duration, scope, activity, subject or otherwise, it is the intention of Employee and the Company that such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the maximum extent compatible with the applicable law.
Section 19.    Governing Law; Exclusive Choice of Forum. The implementation and interpretation of this Agreement shall be governed by and enforced in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the conflicts of law provisions thereof. The parties hereby submit to the exclusive jurisdiction of, and waive any venue objections against, the United States District Court for the Eastern District of Pennsylvania (or if federal jurisdiction does not exist, the state and local courts of the Commonwealth of Pennsylvania, Philadelphia County) for any litigation arising out of this Agreement.
Section 20.    Binding Effect and Assignability. The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their heirs, successors and assigns. Employee’s rights under this Agreement shall not, in any voluntary or involuntary manner, be assignable and may not be pledged or hypothecated without the prior written consent of the Company. This Agreement may be assigned by the Company.
Section 21.    Counterparts; Section Headings. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only.

Section 22.    Survival. Notwithstanding the termination of the Employment Period or Employee’s employment with the Company for any reason, the last sentence of Section 4(b), Section 5(f) and Sections 8 through and including 23, and the provisions of Section 2 relating to indemnification and clawbacks, shall survive any such termination in accordance with their terms.
Section 23.    Entire Agreement; Amendments. This Agreement constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and replaces and supersedes as of the date hereof any and all prior oral or written agreements, understandings and term sheets between the parties hereto (including, without limitation, that certain Term Sheet between the Company and Employee). This Agreement may be modified only by an agreement in writing executed by both Employee and the Company.
[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as a deed and it is delivered and takes effect as of the date first set forth above.

EXECUTED as a DEED by:
CDI CORPORATION.
acting by
Director )	/s/ Scott J. Freidheim
Scott Freidheim
(Print name)
in the presence of:
Signed by witness )	/s/ Brian Short
Name of witness	Brian Short
Address:	1717 Arch St
Philadelphia, PA 19103
Occupation:	Attorney

EXECUTED as a DEED by:
DAVID ARKLESS )	/s/ David Arkless

in the presence of:
Signed by witness )	/s/ Sarah E. H. Summers
Name of witness	Sarah E. H. Summers
Address:	11, The Hill, Middleton
LEICS LEI68YX - UK
Occupation:	Company Secretary